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                                                                   Exhibit 23.01


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Partners of
Quadriga Superfund, L.P. - Series A and Series B:


We consent to the inclusion in the Registration Statement dated on or about November 30, 2005 of our report dated March 4, 2005, with respect to the financial statements of Quadriga Superfund, L.P. - Series A and Series B as of December 31, 2004 and 2003 for the years then ended, and our report dated March 2, 2005 with respect to the financial statements of Quadriga Capital Management, Inc. as of December 31, 2004 and the related statements of income, changes in stockholder's equity, and cash flows for the year then ended. We also consent to the references to our firm under the heading "Experts" in the Prospectus.



/s/ KPMG LLP


New York, New York
November 30, 2005